Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT (“Agreement”) is made and entered into this 29th day of September, 2021 (the “Effective Date”), by and between [***](“Owner”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 53 Beach Street, New York, New York 10013 (“Agent”). Owner is the sole legal and beneficial owner of the work of art described in the invoice on Exhibit A attached hereto and incorporated herein by this reference (the “Work”), and has the authority to sell the Work. Agent is acting as agent on behalf of the 081 Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Owner has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Owner, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Owner agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Owner, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000) (the “Purchase Price”). The full Purchase Price shall be paid no later than one hundred and twenty (120) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer’s ability to inspect the Work on or prior to the Closing Date (as defined in Section 6) and Buyer’s written confirmation that the Work is in acceptable condition at the time of Inspection (as defined in Section 9 below). The Purchase Price shall be paid by Agent or Buyer to Owner by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Alyssa Laverda on behalf of Buyer and [***] on behalf of Owner prior to payment to Owner.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Owner, on behalf of itself, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Owner, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Owner does not have any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Owner is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Owner has provided Agent with all information in Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

Art Purchase Agreement

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date (as defined in Section 6 below), in good condition. Agent for the Buyer shall be entitled to inspect the Work on or prior to the Closing Date to confirm the Work is in acceptable condition and to prepare a condition report (the “Condition Report”). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in acceptable condition at the time of inspection (as described in Section 9 below) and as of the Closing Date, or if the Work is not in substantially the same condition as reflected in the Condition Report at the time of delivery to the Delivery location, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Owner does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Owner’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. The Work is currently stored at premises located at [***] and will be relocated to Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 after the Closing Date. Owner shall not otherwise relocate the Work.

4.2. Owner agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Owner will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Owner shall arrange and pay for the Work to be insured under Owner’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Owner to Buyer following both (i) Buyer’s acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. On the Effective Date, Owner shall provide Agent with a certificate of insurance evidencing Owner’s insurance coverage.

Art Purchase Agreement

6. TITLE. The “Closing Date” shall mean the date upon which Agent has paid the full Purchase Price to Owner. On the Closing Date, Owner hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Owner shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Owner. For a period of one (1) year hereafter, Owner hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities, without offering Agent first option.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Owner has not already done so, Owner shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

7.2. Owner shall be responsible for arranging packing and shipping the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Owner for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement, provided that all shipping and packing costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Owner as a result of the transaction contemplated by this Agreement. Owner shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Owner shall be responsible to pay any fees or costs to any agent or advisor engaged by Owner in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Owner is an employee or affiliate of Buyer or Agent.

9. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Owner; (ii) the falsity or material inaccuracy, actual or alleged, of any of Owner’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Owner shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Owner under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Owner, unless prevented by law from doing so.

10. INSPECTION. During the week of September 27, 2021 or, if such inspection is impracticable, on another date mutually agreed upon, Buyer shall be entitled to inspect the Work and prepare the Condition Report.

11. SECURITY INTEREST. Owner grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Owner, Buyer, to the extent of Buyer’s security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Owner authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

12. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Owner, the terms of this Agreement shall control. Owner agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Owner may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

OWNER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

INVOICE

23rd September 2021

Purchaser:

Masterworks Gallery, LLC
as agent for
Masterworks Cayman, SPC
on behalf of its 081 Segregated Portfolio
53 Beach Street
New York
NY 10013
USA

SALES INVOICE 21/22-32
Stock Ref: A19-31

ARTIST	Pierre Soulages (b.1919)
TITLE	Peinture 130 x 165 cm 2 décembre 2017
MEDIUM	Acrylic on canvas
DATE	2017
SIZE	51 1/4 x 65 in : 130.0 x 165.0 cm
INSCRIPTIONS	Signed, dated and titled on the reverse
PROVENANCE	Acquired directly from the artist Lévy Gorvy, New York
LITERATURE	"*Pierre Soulages: A Century*", Lévy Gorvy, New York 2019, pp. 132-133 (col. illus.)This work will be included in the forthcoming volume V of "*Soulages, L'œuvre Complet, Peintures*" currently in preparation
PROVENANCE	Lévy Gorvy, *Pierre Soulages: A Century*, 5th September-26th October 2019, New York "Soulages at 100", ARCHEUS / POST-MODERN at the Armory Show, New York, 4-8March 2020, n°16

("the Work")

Total Price USD 1,400,000.00

Payment Terms: Payment of the Total Price is due within 120 days of the Effective Date of the purchase agreement to the below stated account ("Payment"). Funds must originate from invoiced party. The Work will be delivered to account of the Purchaser at the Delaware Freeport, 111 Alan Drive, Newark, DE, 19711 immediately following Payment. The Work is crated. Work outside UKat time of sale, not subject to VAT.

Please pay by wire transfer to the following a/c:

SIGNATURE BANK
485 Madison Avenue 11th floor, New York, NY 10022
Account Name: [***]
Account Number:
Routing Number:
Swift Code:

Good title in the goods sold on this invoice will pass to Purchaser upon receipt of the Total Price in full to the above stated bankaccount in cleared funds.

Art Purchase Agreement

EXHIBIT B

BILL OF SALE

Dated: ______________, 2021

Sold by:	[***]	(“Owner”)

Sold to:	Masterworks Cayman SPC On behalf of its 081 Segregated Portfolio 53 Beach Street New York, New York 10013	(“Buyer”)

Artist:		(the “Work”)
Title:
Medium: Size: Date:
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$1,400,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Owner and Masterworks Gallery, LLC dated September 29, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

OWNER:

[***]

BY:
ITS: